Exhibit 99.1

ROYAL CARIBBEAN GROUP APPOINTS TARA BUNCH TO

BOARD OF DIRECTORS

MIAMI, July 20, 2026 – Royal Caribbean Group (NYSE: RCL) today announced the appointment of Tara Bunch, former Senior Vice President and Global Head of Operations at Airbnb, to its Board of Directors.

Bunch brings more than three decades of experience scaling global technology organizations, leading complex operations, strengthening customer experience, and advancing digital transformation across highly recognized consumer brands.

“Tara is a seasoned global executive with deep global experience in scaling technology-enabled service models, and delivering exceptional customer experiences,” said Jason Liberty, Chairman and CEO, Royal Caribbean Group. “Her perspective will be highly valuable as we continue to grow our vacation ecosystem and deliver the best vacations responsibly for guests around the world.”

Bunch most recently served as Senior Vice President and Global Head of Operations at Airbnb, where she oversaw Customer Service, Trust and Safety, Privacy, Payments, Insurance and Quality for hosts and guests in more than 220 countries and regions.

Prior to Airbnb, Bunch held senior leadership roles at Apple and Hewlett-Packard Company, where she led multiple areas, including global customer service, technical support, repair operations, product development, and technology-enabled services at scale. Earlier, during more than 25 years at Hewlett-Packard, she helped drive large-scale improvements in customer support delivery, customer satisfaction, and business performance.

Bunch also brings broad governance and risk oversight experience. She serves on the board of The Vanguard Group, Inc., one of the world’s largest investment management companies, where she is a member of the Audit Committee.

Bunch holds an MBA from Santa Clara University and a Bachelor of Science in Mechanical Engineering from the University of California, Berkeley.

Media Contact:

corporatecommunications@rccl.com

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About Royal Caribbean Group

Royal Caribbean Group is a leading global vacation company spanning cruise, one-of-a-kind destinations, and land-based vacation experiences. The company operates 71 ships sailing to more than 1,000 destinations across all seven continents through its three wholly owned brands - Royal Caribbean, Celebrity Cruises, and Silversea - and a 50% joint venture interest in TUI Cruises, which operates the Mein Schiff and Hapag-Lloyd brands.

The Group is expanding its portfolio of private destinations through its Perfect Day and Royal Beach Club collections, and the company will enter river cruising in 2027 with Celebrity River Cruises. Powered by innovative brands, advanced technology, and an industry-leading loyalty program, the company has built a connected vacation ecosystem, turning the vacation of a lifetime into a lifetime of vacations.

Named to the Fortune World’s Most Admired Companies 2026 list and to Forbes’ 2026 Best American Companies lists, Royal Caribbean Group is guided by its mission to deliver the best vacations responsibly. For more information, visit royalcaribbeangroup.com.